HUBEI MINKANG PHARMACEUTICAL LTD.
55 Ubi Ave. 3, #03-01, Mintwell Building
Singapore 408864

Symbol: HBMK- OTCBB
March 28, 2012

News Release

Hubei Minkang Pharmaceutical Ltd. Signs a MOU with
Hubei Merryclin Pharmaceuticals

Yichang, Hubei, China - Hubei Minkang Pharmaceutical Ltd. ("Hubei Minkang" or the "Company") is pleased to announce that it has recently signed a Memorandum of Understanding with Hubei Merryclin Pharmaceuticals Co., Ltd. ("Hubei Merryclin") of Hubei, China with respect to a proposal for the Company to acquire a 30% to 51% interest in Hubei Merryclin and gain use of GMP certified production facilities to expand production.

MOU with Hubei Merryclin

The proposed transaction with Hubei Merryclin would provide the Company with immediate use of production facilities that meet the most stringent GMP standards enabling the Company to expand production quickly. The Company would be able to acquire a 30% to 51% interest in Hubei Merryclin for a modest capital injection into Hubei Merryclin. In exchange for use of the production facilities, the Company would transfer several production permits held by the Company's indirect subsidiary, Hubei Minkang Pharmaceutical Co., Ltd., to Hubei Merryclin. Chinese regulations require each production facility to have a production permit for each product produced.

The MOU with Hubei Merryclin is another key step in the Company's strategic plan to increase production in order to expand distribution throughout China, according to Hubei Minkang's President, CEO and Director, Lee Tong Tai.

"This is a win-win for Hubei Minkang and Hubei Merryclin," Mr. Lee said. "We obtain immediate new GMP production capacity, and they receive valuable production permits. We both benefit from Hubei Merryclin's strategic location for distribution."

About Hubei Minkang
Hubei Minkang Pharmaceutical Co., Ltd. is a modern pharmaceutical enterprise that produces and markets Traditional Chinese Medicines and some chemical pharmaceuticals in China as well as markets its products to the US, Japan, Canada, Singapore, Malaysia, Thailand and Hong Kong among other countries. Hubei Minkang's main facilities are located in Yichang, Hubei, China.

Contact:
Hubei Minkang Pharmaceutical Ltd.
+65-6747-7883

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Hubei Minkang Pharmaceutical Ltd., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Hubei Minkang Pharmaceutical Ltd. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Hubei Minkang Pharmaceutical Ltd. does not undertake any obligation to update any forward looking statement, except as required under applicable law.